Exhibit 99.1

Hercules Capital Reports Third Quarter 2018 Financial Results

New Debt and Equity Commitments of $235.1 Million, up 52.3% Year-over-Year

Net Investment Income of $0.31 per Share provides 100% Coverage of Regular Distribution Payout

Declared Supplemental Distribution of $0.02 per Share

Increased Net Asset Value (“NAV”) per Share to $10.38, up 1.6% from Q2 2018

Received BBB Investment Grade Credit and Corporate Rating from DBRS, Inc.

Q3 2018 Financial Achievements and Highlights

•	Net Investment Income “NII” of $29.3 million, or $0.31 per share, an increase of 22.2% year-over-year

•	Total Investment Income of $52.6 million, an increase of 14.7% year-over-year

•	Distributable Net Operating Income(1) “DNOI,” a non-GAAP measure, of $32.6 million, or $0.34 per share

•	New debt and equity commitments of $235.1 million, up 52.3% year-over-year

•	Total gross fundings of $142.4 million

•	Unscheduled early principal repayments or “early loan pay-offs” of $64.9 million

•	$137.3 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Regulatory leverage of 66.0% and net regulatory leverage, a non-GAAP measure, of 61.7%(2)

•	13.5% GAAP Effective Yields and 12.7% Core Yields(3), a non-GAAP measure

•	12.7% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.9% Return on Average Assets “ROAA” (NII/Average Assets)

Year-to-date ending September 30, 2018 Financial Highlights

•	NII increased 8.5% to $78.1 million for nine months ending September 30, 2018, or $0.87 per share, as compared to $71.9 million for the nine months ending September 30, 2017

•	Total Investment Income of $150.9 million, up 7.2% year-over-year

•	New Equity and Debt Commitments increased 74.8% to $963.8 million, as compared to $551.4 million for the nine months ending September 30, 2017

•	Total Gross Fundings increased 44.9% to $706.1 million, as compared to $487.4 million for the nine months ending September 30, 2017

•	Unscheduled early principal repayments of $422.7 million

(1)

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options.

(2)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end
(3)	Core Yield excludes Early Loan Pay-offs and One-Time Fees, and includes income and fees from expired commitments

PALO ALTO, Calif., November 1, 2018 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the third quarter ended September 30, 2018.

The Company announced that its Board of Directors has declared a third quarter base and supplemental cash distribution of $0.31 and $0.02 per share, respectively, that will each be payable on November 19, 2018, to shareholders of record as of November 12, 2018.

“We delivered strong Q3 2018 financial results, exceeding all of our key operating metrics, delivering portfolio growth, fully covering the dividend from NII and declaring a special supplemental distribution of $0.02 per share,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “During the quarter, we benefitted from our industry-leading venture debt platform and market leadership position, which resulted in total debt and equity commitments of $235.1 million and total gross fundings $142.4 million. This investment performance was especially gratifying since it occurred in the third quarter, which is typically the slowest period of the year. The Company achieved a new historical record with $963.8 million in total new commitments just in the first nine months of 2018 and has already surpassed $1.0 billion in total new commitments year-to-date.”

Henriquez continued, “Our balance sheet continues to be highly asset sensitive and our debt investment portfolio continues to benefit from the various rise in short-term rates, delivering strong core yields above normalized levels of 12.7% and reduced early loan pay-offs in the quarter, which were below our expectations. In addition, we ended the quarter with a record debt investment portfolio balance of $1.60 billion. We finished Q3 2018 with a strong liquidity position of $137.3 million, and we remain well positioned to fund our expected loan portfolio growth for the remainder of the year. Finally, we remain very active in the capital markets, having recently completed our third securitization, recently raising $200.0 million. This transaction caps off a remarkable year for Hercules in which we raised approximately $458.0 million of new debt and equity capital year-to-date, expanding and diversifying our sources of capital and providing long-dated maturities to help support our growth and deliver increased earnings in 2018 and beyond.”

Q3 2018 Review and Operating Results

Debt Investment Portfolio

Hercules achieved another strong quarter, having successfully extended new debt and equity commitments to eight (8) new companies and 11 existing companies, totaling $235.1 million, and gross fundings of $142.4 million.

During the quarter, Hercules realized early loan pay-offs of $64.9 million, which along with normal scheduled amortization of $20.4 million, totaled $85.3 million in debt repayments.

The strong new debt investment origination and funding activities lead to net debt investment portfolio growth of $53.8 million during the third quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q2 2018 to Q3 2018

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/18	$1,554.2	$164.2	$39.2	$1,757.6

New fundings(a)	136.2	5.4	0.8	142.4
Warrants not related to Q3 2018 fundings	—	—	—	—
Early payoffs(b)	(20.4)	—	—	(20.4)
Principal payments received on investments	(64.9)	—	—	(64.9)
Net changes attributed to conversions, liquidations, and fees	2.9	(1.0)	(3.5)	(1.6)

Net activity during Q3 2018	53.8	4.4	(2.7)	55.5

Balances at Cost at 9/30/18	$1,608.0	$168.6	$36.5	$1,813.1

Balances at Value at 6/30/18	$1,546.0	$121.5	$34.4	$1,701.9

Net activity during Q3 2018	53.8	4.4	(2.7)	55.5
Net change in unrealized appreciation (depreciation)	3.5	1.5	(1.9)	3.1

Total net activity during Q3 2018	57.3	5.9	(4.6)	58.6

Balances at Value at 9/30/18	$1,603.3	$127.4	$29.8	$1,760.5

(a)	New fundings amount does not include revolver loans during Q3 2018.
(b)	Unscheduled paydowns include $1M paydown on revolvers during Q3 2018.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Ending Balance at Cost	$1,608.0	$1,554.2	$1,368.6	$1,440.0	$1,314.3
Weighted Average Balance	$1,555.0	$1,470.0	$1,364.0	$1,413.0	$1,300.0

As of September 30, 2018, 84.4% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Growing Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 13.5% during Q3 2018, the same level as Q2 2018. The Company realized $64.9 million of early loan pay-offs in Q3 2018 compared to $114.3 million in Q2 2018, or a decrease of 43.2%. The early loan pay-offs in Q3 2018 experienced a higher level of accelerations as compared to Q2 2018. Effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan payoffs, and other one-time events. Effective yields are materially impacted by elevated levels of early loan pay-offs and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields were 12.7% during Q3 2018, exceeding the upper end of the Company’s 2018 expected range of 11.5% to 12.5%, and at the same level as Q2 2018. Hercules defines core yield as yields that generally exclude any benefit from income related to early pay-offs attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $52.6 million for Q3 2018, compared to $45.9 million in Q3 2017, an increase of 14.7% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods along with a slight increase in the core yield from 12.6% in Q3 2017 to 12.7% in Q3 2018.

Non-interest and fee expenses increased to $12.3 million in Q3 2018 versus $11.4 million for Q3 2017. The increase was primarily due to an increase in G&A and stock-based compensation expenses, offset by lower variable compensation expenses.

Interest expense and fees were $11.0 million in Q3 2018, compared to $10.5 million in Q3 2017. The increase was due to the higher weighted average borrowings from the issuance of 4.625% Notes due 2022 in October 2017, 5.25% Notes due 2025 in April 2018, 6.25% Notes due 2033 in October 2018, and interest related to the Company’s credit facilities during the period.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.6% in Q3 2018, the same level as Q3 2017.

NII – Net Investment Income

NII for Q3 2018 was $29.3 million, or $0.31 per share, based on 95.5 million basic weighted average shares outstanding, compared to $24.0 million, or $0.29 per share, based on 82.5 million basic weighted average shares outstanding in Q3 2017, an increase of 22.2% year-over-year.

DNOI – Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q3 2018 was $32.6 million or $0.34 per share, compared to $25.8 million, or $0.31 per share, in Q3 2017. The increase is primarily attributable to a higher average debt investment balance between periods along with a slight increase in the core yield from 12.6% in Q3 2017 to 12.7% in Q3 2018.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2018, (including net loan, warrant and equity activity) on investments, totaled ($39.5) million, on a GAAP basis, spanning nearly 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $8.2 billion, the total realized gain/(loss) since inception of ($39.5) million represents approximately 48 basis points “bps,” or 0.48%, of cumulative debt commitments, or an effective annualized loss rate of 3 bps, or 0.03%.

Realized Gains/(Losses)

During Q3 2018, Hercules had gross realized gains/(losses) of $3.3 million primarily from gross realized gains of $4.6 million, offset by the liquidation or write-off of warrant and equity investments in seven (7) portfolio companies and a debt investment in one portfolio company, of ($1.3) million.

Unrealized Appreciation/(Depreciation)

During Q3 2018, we recorded $3.0 million of net unrealized appreciation which was mainly from debt, equity and warrant investments. Hercules recorded $3.5 million of net unrealized appreciation on its debt investments which was attributable to $4.2 million of unrealized appreciation on the debt portfolio, including $0.3 million of unrealized appreciation on collateral-based impairments on four (4) portfolio companies, along with $0.7 million of unrealized depreciation primarily due to the reversal of unrealized appreciation upon pay-off of three (3) portfolio companies.

Hercules recorded $1.5 million of net unrealized appreciation on equity investments and $1.9 million of net unrealized depreciation on warrant investments during the three months ended September 30, 2018. This net unrealized depreciation of $0.4 million was primarily attributable to $1.3 million of unrealized depreciation due to the reversal of unrealized appreciation upon acquisition or liquidation of equity and warrant investments. This is partially offset by $0.9 million of unrealized appreciation on the equity and warrant portfolio investments.

Portfolio Asset Quality

As of September 30, 2018, the weighted average grade of the debt investment portfolio materially improved to 2.23, on a cost basis, compared to 2.21 as of June 30, 2018, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in the portfolio will require additional rounds of funding from time to time to maintain their operations.

As of September 30, 2018, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q3 2018 – Q3 2017 ($ in millions)

	Q3 2018		Q2 2018		Q1 2018		Q4 2017		Q3 2017
Grade 1 - High	$150.2	9.4%	$247.5	16.0%	$141.8	10.6%	$345.2	24.4%	$190.0	14.6%
Grade 2	$987.5	61.6%	$791.9	51.2%	$599.8	44.9%	$583.0	41.2%	$696.2	53.6%
Grade 3	$420.2	26.2%	$463.7	30.0%	$548.0	41.0%	$443.8	31.3%	$370.9	28.5%
Grade 4	$44.5	2.7%	$42.0	2.7%	$33.6	2.5%	$41.7	2.9%	$43.0	3.3%
Grade 5 - Low	$0.9	0.1%	$0.9	0.1%	$13.2	1.0%	$2.3	0.2%	$—	0.0%

Weighted Avg.	2.23		2.21		2.43		2.17		2.24

Non-Accruals

Non-accruals remained the same for the third quarter of 2018. As of September 30, 2018, the Company had two (2) debt investments on non-accrual with a cumulative investment cost and fair value of approximately $2.8 million and $0.0 million, respectively, or 0.2% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to June 30, 2018, the Company had two (2) debt investments on non-accrual with cumulative investment cost and fair value of approximately $2.8 million and $0.0 million, respectively, or 0.2% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Total Investments at Cost	$1,813.1	$1,757.6	$1,576.3	$1,619.8	$1,489.0
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.0%	0.0%	0.0%	0.2%
Loans on non-accrual as a % of Total Investments at Cost	0.2%	0.2%	0.8%	0.9%	0.9%

Liquidity and Capital Resources

The Company ended Q3 2018 with $137.3 million in available liquidity, including $43.2 million in unrestricted cash and cash equivalents, and $94.1 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

In September 2018, the Company issued $40.0 million in aggregate principal amount of 6.25% notes due 2033 (the “2033 Notes”) to fund debt and equity investment growth. The 2033 Notes are listed on the NYSE under the symbol “HCXY.”

On July 13, 2018, the Company completed repayment of the $41.2 million outstanding debentures of Hercules Technology II, L.P. and subsequently surrendered the SBA license.

During Q3 2018, the Company sold 2.4 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $30.9 million, including $540,000 of offering expenses.

For the nine months ended September 30, 2018, the Company sold 5.0 million shares of common stock under the equity ATM program for total accumulated net proceeds of approximately $62.3 million, including $1.4 million of offering expenses.

On November 1, 2018, the Company completed a term debt securitization in connection with which an affiliate of the Company made an offering of $200,000,000 in aggregate principal amount of fixed-rate asset-backed notes (the “2027 Asset-Backed Notes”). The 2027 Asset-Backed Notes were rated A(sf) by Kroll Bond Rating Agency, Inc. (“KBRA”). Interest on the 2027 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.605% per annum. The 2027 Asset-Backed Notes have a stated maturity of November 22, 2027.

Bank Facilities

As of September 30, 2018, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $75.0 million and $100.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at September 30, 2018 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25%, and no floor, respectively. There were $42.4 million in outstanding borrowings under the Union Bank Facility and $38.5 million in outstanding borrowings under the Wells Fargo Facility, for a total of $80.9 million at September 30, 2018.

On July 31, 2018, the Company entered into an amendment to the Wells Facility to extend the maturity date and fully repay the pro-rata portion of outstanding balances of Alostar Bank of Commerce and Everbank Commercial Finance Inc., thereby resigning both as lenders and terminating their commitments thereunder.

On October 26, 2018, the Company entered into a further amendment to the Wells Facility to, among other things, extend the maturity date.

Leverage

Hercules’ GAAP leverage ratio, including its SBA debentures, was 80.9%, as of September 30, 2018. Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 66.0% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $43.2 million), was 61.7%, as of September 30, 2018. Hercules’ net leverage ratio, including its SBA debentures, was 76.6%, as of September 30, 2018.

Hercules has an order from the Securities and Exchange Commission (“SEC”) granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $149.0 million, providing the Company with the potential capacity to add leverage of $341.3 million to its balance sheet as of September 30, 2018, bringing the maximum potential leverage to approximately $1.15 billion, or 114.8% (1.15:1), if it had access to such additional leverage.

On September 4, 2018, Hercules’ Board of Directors approved the application to reduce its asset coverage requirement from 200% to 150% under the Small Business Credit Availability Act (“SBCAA”), which passed into law on March 23, 2018. This change will go into effect on September 4, 2019. The Company and the Board of Directors unanimously determined that the best course of action is to seek stockholder approval to accelerate the application of the reduced asset coverage requirements to the Company at a Special Meeting to be held on December 6, 2018.

If the proposal is approved by stockholders at the Special Meeting, the Company would become subject to an asset coverage ratio of at least 150% the day after the Special Meeting instead of September 4, 2019.

Available Unfunded Commitments – Representing 10.7% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2018, the Company had $171.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 10.7% of Hercules’ debt investment balance, at cost. This increased from the previous quarter of $129.7 million of available unfunded commitments at the request of the portfolio company or 8.3% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

After closing $235.1 million in new debt and equity commitments in Q3 2018, Hercules has pending commitments of $31.0 million in signed non-binding term sheets outstanding as of October 29, 2018. Since the close of Q3 2018 and as of October 29, 2018, Hercules closed debt and equity commitments of $53.0 million to new and existing portfolio companies and funded $90.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2018, the Company’s net assets were $1.0 billion, compared to $963.7 million at the end of Q2 2018. NAV per share increased 1.6% to $10.38 on 96.8 million outstanding shares of common stock as of September 30, 2018, compared to $10.22 on 94.3 million outstanding shares of common stock as of June 30, 2018. The increase in NAV per share was primarily attributed to a change in unrealized depreciation and realized and unrealized gains, and accretive proceeds from our ATM activity during the quarter.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules and Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 97.0% of our debt investment portfolio being priced at floating interest rates as of September 30, 2018, with a Prime or LIBOR-based interest rate floor, coupled with 90.0% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2018, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $4.3 million, or $0.04 per share, of net investment income annually.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
25	$4,303	$46	$4,257	$0.04
50	$7,921	$93	$7,828	$0.08
75	$11,720	$139	$11,581	$0.12
100	$15,518	$186	$15,332	$0.16
200	$31,188	$372	$30,816	$0.32
300	$45,681	$558	$45,123	$0.47

(1)	Source: Hercules Capital Form 10-Q for Q3 2018
(2)

EPS calculated on basic weighted shares outstanding of 95,460. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 52 portfolio companies with a fair value of $127.4 million and a cost basis of $168.6 million as of September 30, 2018. On a fair value basis, 31.0% or $39.2 million is related to existing public equity positions, at September 30, 2018.

Warrant Portfolio

Hercules held warrant positions in 130 portfolio companies with a fair value of $29.8 million and a cost basis of $36.5 million as of September 30, 2018.

Portfolio Company IPO and M&A Activity in Q3 2018

IPO Activity

As of September 30, 2018, Hercules held warrant and equity positions in two (2) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	Stealth Bio Therapeutics filed a public registration with the Hong Kong Exchange (HKEX) in contemplation of a potential public offering.

•	One (1) portfolio company filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.

In August 2018, Hercules’ portfolio company NuGEN Technologies, Inc., a leading provider for innovative next-generation sequencing kits and genomic sample preparation solutions for the fastest growing field within the genomics area, was acquired by the Tecan Group (SIX Swiss Exchange: TECN), a leading global provider of laboratory instruments and solutions in biopharmaceuticals, forensics and clinical diagnostics. Terms of the acquisition were not disclosed. Hercules initially committed $3.5 million in venture debt financing beginning in April 2007.

2.

In August 2018, Hercules’ portfolio company Avnera Corporation, a fabless semiconductor firm making custom Analog System-on-Chip (ASoC) solutions for audio, voice, speech, sensor and artificial intelligence (AI) applications, was acquired by Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high-performance analog semiconductors connecting people, places and things. Skyworks paid $405.0 million in cash to Avnera equity holders at closing with up to an additional $20.0 million if certain performance targets are exceeded over a 12-month period post-closing period. Hercules initially committed $12.5 million in venture debt financing beginning in March 2014.

3.

In September 2018, Hercules’ portfolio company INXPO, Inc., a provider of feature-rich webcasting and online events for the enterprise, announced it has entered into an agreement to be acquired by West Corporation, a leading technology enablement company that connects people around the world, making companies more efficient and improving lives. Terms of the acquisition were not disclosed. The closing of the transaction is subject to customary closing conditions. Hercules initially committed $6.0 million in venture debt financing beginning in March 2011.

4.

In September 2018, Hercules’ portfolio company NewVoiceMedia Limited, a leading global provider of cloud contact center technology that enables businesses to create exceptional, emotive customer experiences to serve better and sell more, announced it has entered into an agreement to be acquired by Vonage Holding Corporation (NYSE: VG), a internet telephony service provider, providing business and residential telecommunication services based on voice over Internet Protocol, for $350.0 million in cash. The closing of the transaction is expected to close in the fourth quarter of 2018 and is subject to standard regulatory review and customary closing conditions. Hercules initially committed $25.0 million in venture debt financing beginning in December 2014, and currently holds 669,173 shares of Preferred Series E common stock and warrants for 225,586 shares of Preferred Series E stock as of September 30, 2018.

5.

In September 2018, Hercules’ portfolio company Clustrix, a leading provider of distributed relational NewSQL databases for transactional big-data applications, was acquired by MariaDB Corporation, a developer of open source database technology. Terms of the acquisition were not disclosed. Hercules initially committed $4.0 million in venture debt financing beginning in November 2012.

Distributions

The Board of Directors declared a third quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 53rd consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $14.95 per share. In addition, the Board of Directors declared a supplemental cash distribution of $0.02 per share. The following shows the key dates of each of our third quarter 2018 distribution payments:

Record Date	November 12, 2018
Payment Date	November 19, 2018

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended September 30, 2018, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2018 distributions to stockholders will be.

Subsequent Events

1.	As of October 29, 2018, Hercules has:

a.	Closed debt and equity commitments of $53.0 million to new and existing portfolio companies and funded $90.0 million since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of $31.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2018 Closed Commitments(a)	$963.8
Q4 2018 Closed Commitments (as of October 29, 2018)(a)	$53.0
Total Year-to-Date 2018 Closed Commitments(a)	$1016.8
Q4 2018 Pending Commitments (as of October 29, 2018)(b)	$31.0
Year-to-date 2018 Closed and Pending Commitments	$1,047.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.

On November 1, 2018, the Company completed a term debt securitization in connection with which an affiliate of the Company made an offering of $200,000,000 in aggregate principal amount of 2027 Asset-Backed Notes. The 2027 Asset-Backed Notes were rated A(sf) by KBRA. Interest on the 2027 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.605% per annum. The 2027 Asset-Backed Notes have a stated maturity of November 22, 2027.

2.	On October 26, 2018, the Company entered into a further amendment to the Wells Facility to, among other things, extend the maturity date.

3.

In July 2018, changes in the payment schedule of obligors in the 2021 Asset-Backed Notes collateral pool triggered a rapid amortization event in accordance with the sale and servicing agreement for the 2021 Asset-Backed Notes. Due to this event, the 2021 Asset-Backed Notes were fully repaid as of October 16, 2018.

Conference Call

Hercules has scheduled its third quarter 2018 financial results conference call for November 1, 2018 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 2699117 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 2699117.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.2 billion to over 440 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has five outstanding bond issuances of 6.25% Notes due 2024 (NYSE: HTGX), 4.375% Convertible Notes due 2022, 4.625% Notes due 2022, 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	September 30, 2018	December 31, 2017
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,663,658 and $1,506,454, respectively)	1,670,034	1,491,458
Control investments (cost of $64,630 and $25,419, respectively)	62,387	19,461
Affiliate investments (cost of $84,821 and $87,956, respectively)	28,095	31,295

Total investments in securities, at value (cost of $1,813,109 and $1,619,829, respectively)	1,760,516	1,542,214
Cash and cash equivalents	43,212	91,309
Restricted cash	2,429	3,686
Interest receivable	15,722	12,262
Other assets	1,175	5,244

Total assets	$1,823,054	$1,654,715

Liabilities
Accounts payable and accrued liabilities	$21,473	$26,896
2021 Asset-Backed Notes, net (principal of $3,515 and $49,153 respectively) (1)	3,423	48,650
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively) (1)	224,660	223,488
2022 Notes, net (principal of $150,000 and $150,000, respectively) (1)	147,859	147,572
2024 Notes, net (principal of $83,510 and $183,510, respectively) (1)	81,791	179,001
2025 Notes, net (principal of $75,000 and $0, respectively) (1)	72,495	—
2033 Notes, net (principal of $40,000 and $0, respectively) (1)	38,752	—
SBA Debentures, net (principal of $149,000 and $190,200, respectively) (1)	147,527	188,141
Credit Facilities	80,894	—

Total liabilities	$818,874	$813,748
Net assets consist of:
Common stock, par value	96	85
Capital in excess of par value	1,060,875	908,501
Unrealized appreciation (depreciation) on investments (2)	(53,784)	(79,760)
Accumulated undistributed realized gains (losses) on investments	(30,855)	(20,374)
Undistributed net investment income	27,848	32,515

Total net assets	$1,004,180	$840,967

Total liabilities and net assets	$1,823,054	$1,654,715

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	96,751	84,424
Net asset value per share	$10.38	$9.96

(1)

The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022, Notes, 2024 Notes, 2021 Asset-Backed Notes, and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2)

Amounts include $1.2 million and $2.1 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, and estimated taxes payable as of September 30, 2018 and December 31, 2017, respectively.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Investment income:
Interest income
Non-control/Non-affiliate investments	$47,662	$41,725	$134,031	$124,049
Control investments	921	464	2,348	1,505
Affiliate investments	509	246	1,570	248

Total interest income	49,092	42,435	137,949	125,802

Fee Income
Commitment, facility and loan fee income:
Non-control/Non-affiliate investments	1,858	2,239	6,228	7,613
Control investments	1	1	1	11
Affiliate investments	71	2	263	2

Total commitment, facility and loan fee income	1,930	2,242	6,492	7,626

One-time fee Income:
Non-control/Non-affiliate investments	1,580	1,188	6,423	7,254

Total one-time fee income	1,580	1,188	6,423	7,254

Total fee income	3,510	3,430	12,915	14,880

Total investment income	52,602	45,865	150,864	140,682
Operating expenses:
Interest	9,451	9,185	28,715	28,046
Loan fees	1,502	1,314	6,039	5,500
General and administrative
Legal Expenses	677	925	1,889	3,792
Other Expenses	3,044	2,623	9,515	8,570

Total general and administrative	3,721	3,548	11,404	12,362

Employee compensation:
Compensation and benefits	5,294	6,014	18,069	17,276
Stock-based compensation	3,332	1,831	8,498	5,573

Total employee compensation	8,626	7,845	26,567	22,849

Total operating expenses	23,300	21,892	72,725	68,757

Net investment income	29,302	23,973	78,139	71,925
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	3,350	(8,911)	(4,115)	(10,940)
Control investments	—	(15,543)	(4,308)	(15,989)
Affiliate investments	—	—	(2,058)	—

Total net realized gain (loss) on investments	3,350	(24,454)	(10,481)	(26,929)

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	3,967	11,320	22,327	45,420
Control investments	378	17,624	3,715	17,703
Affiliate investments	(1,368)	4,609	(66)	(47,486)

Total net unrealized appreciation (depreciation) on investments	2,977	33,553	25,976	15,637

Total net realized and unrealized gain (loss)	6,327	9,099	15,495	(11,292)

Net increase (decrease) in net assets resulting from operations	$35,629	$33,072	$93,634	$60,633

Net investment income before investment gains and losses per common share:
Basic	$0.31	$0.29	$0.87	$0.87

Change in net assets resulting from operations per common share:
Basic	$0.37	$0.40	$1.04	$0.73

Diluted	$0.37	$0.40	$1.04	$0.73

Weighted average shares outstanding
Basic	95,460	82,496	89,100	82,073

Diluted	95,671	82,607	89,212	82,173

Distributions declared per common share:
Basic	$0.31	$0.31	$0.93	$0.93

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net Investment Income to DNOI	2018	2017
Net investment income	$29,302	$23,973
Stock-based compensation	3,332	1,831

DNOI	$32,634	$25,804
DNOI per share-weighted average common shares
Basic	$0.34	$0.31

Weighted average shares outstanding
Basic	95,460	82,496

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

September 30, 2018
Total Debt (Principal Outstanding)	$811,919
Long-term SBA Debentures	$(149,000)
Cash and cash equivalents	(43,212)

Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$619,707
Denominator: Total net assets	$1,004,180
Net Leverage Ratio	61.7%

Net leverage ratio is calculated by deducting the outstanding cash of $43.2 million and long-term SBA debentures of $149.0 million, at September 30, 2018 from total principal outstanding of $811.9 million divided by our total equity of $1.0 billion, resulting in a net leverage ratio of 61.7%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.